EXHIBIT 99

Contacts:
J. Patrick Ervin Chairman, President and CEO (607) 378-4420	Charles R. Trego, Jr. Senior Vice President and CFO (607) 378-4202

HARDINGE THIRD QUARTER EARNINGS MORE THAN DOUBLE

•                  Net Sales of $79.2 million, an increase of 13% versus prior year

•                  Net Income of $2.8 million versus $0.8 million in prior year

•                  Orders of $92.2 million, an increase of 27% versus prior year

•                  Dividend of $.05 per share declared, a 67% increase

ELMIRA, N.Y., November 9, 2006 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported increased net sales, net income, and orders for the third quarter of 2006 compared to the same quarter in 2005.  Net income for the third quarter of 2006 was $2.8 million, or $0.31 per basic and diluted share, compared to $0.8 million, or $0.09 per basic and diluted share, in the third quarter of 2005.  Net income for the first nine months of 2006 was $7.7 million, or $0.88 per basic and diluted share, compared to $5.1 million, or $0.59 per basic share and $0.58 per diluted share, for the first nine months of 2005.

Net sales for the third quarter of 2006 were $79.2 million, an increase of 13% compared to $69.8 million of net sales for the third quarter of 2005.  Net sales for the first nine months of 2006 were $233.2 million, an increase of 10% compared to $211.4 million of net sales for the first nine months of 2005.

“Our strategy of product and market diversification continues to provide strong growth in orders and net sales through the first nine months of 2006,” commented J. Patrick Ervin, Chairman, President, and Chief Executive Officer.  “Our third quarter expansion in orders and net sales for 2006 reflects the sustained strength of the manufacturing sector around the globe as well as the success of our new expanded product lines.  We are also pleased with our ability to leverage our incremental shipments into a solid improvement in operating and net income.  We fully expect this leveraging to continue as we increase our sales in coming months.  Given our current backlog and customer activity levels, we are confident of our ability to continue growing our sales performance for the foreseeable future.”

The following table summarizes the Company’s net sales by geographical region for the three and nine-month periods ended September 30, 2006 and 2005, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Sales to Customers in:	2006	2005	% Change	2006	2005	% Change
North America	$29,709	$24,986	19%	$87,136	$75,742	15%
Europe	26,917	24,516	10%	87,825	85,562	3%
Asia & Other	22,617	20,343	11%	58,236	50,116	16%
	$79,243	$69,845	13%	$233,197	$211,420	10%

Net sales to customers in all regions increased in the three and nine-month periods ending September 30, 2006 compared to the same periods of 2005.  The net sales increase was driven by growth in each of the main product lines in virtually all of the Company’s major markets.

The net impact of the changes in foreign currencies relative to the U.S. dollar was a favorable impact on net sales of $1.3 million for the third quarter of 2006, and an unfavorable impact on net sales of $2.1 million for the nine-month period of 2006 compared to same periods in the prior year.

The following table summarizes the Company’s orders by geographical region for the three and nine-month periods ended September 30, 2006 and 2005, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Orders from Customers in:	2006	2005	% Change	2006	2005	% Change
North America	$36,433	$26,949	35%	$99,615	$83,423	19%
Europe	40,387	31,070	30%	104,992	92,286	14%
Asia & Other	15,383	14,412	7%	56,709	44,506	27%
	$92,203	$72,431	27%	$261,316	$220,215	19%

Orders for the three months ended September 30, 2006 were $92.2 million, an increase of $19.8 million or 27% compared to the three months ended September 30, 2005.  Orders for the nine months ended September 30, 2006 were $261.3 million, an increase of $41.1 million or 19% compared to the nine months ended September 30, 2005.

Mr. Ervin commented further, “Our increase in orders was driven by growth from our traditional product lines coupled with new products recently introduced to the market.  In North America, orders were also positively impacted by strong customer response to our complete product line displayed at the International Manufacturing Technology Show (IMTS) held during September in Chicago.  Our success at IMTS was the direct result of hard work by our employees along with the continuing product development efforts which have been a focus of our worldwide operations.  In addition, we have experienced a strong improvement in demand for many of our machine products throughout Europe, especially for our grinding machines.”

The consolidated backlog at September 30, 2006 was $101.8 million compared to $88.8 million at June 30, 2006 and $75.0 million at March 31, 2006.

Gross profit for the three months ended September 30, 2006 was $24.0 million, an increase of $4.4 million or 22% compared to the three months ended September 30, 2005.  Gross profit for the nine months ended September 30, 2006 was $70.5 million, an increase of $6.2 million or 10% compared to the nine months ended September 30, 2005.  Gross profit increased primarily due to the increased sales.  Gross margin for the three and nine months ended September 30, 2006 was 30.3% and 30.2% of net sales, respectively, compared to 28.1% and 30.4% of net sales for the three and nine months ended September 30, 2005.  The changes in gross margin for 2006 compared to 2005 resulted from differences in product mix, market mix, and channel of distribution.

Selling, general and administrative (SG&A) expenses were $18.3 million, or 23.0% of net sales for the three months ended September 30, 2006, an increase of $1.8 million or 11% compared to $16.4 million or 23.5% of net sales for the three months ended September 30, 2005.  SG&A expenses were $55.8 million or 23.9% of net sales for the nine months ended September 30, 2006, compared to $52.0 million or 24.6% of net sales for the nine months ended September 30, 2005.  The change in SG&A expense for 2006 was attributable to increases in spending for: commissions; wages, pension and benefit costs; tradeshows; information technology enhancements; and other income and expense; offset by decreases in selling and marketing expenses.

Interest expense was $1.4 million and $3.9 million for the three months and nine months ended September 30, 2006 compared to $1.1 million and $3.0 million for the same periods in 2005.  The increase is due primarily to higher average borrowings incurred to finance the buyout of our minority interest in Hardinge Taiwan Limited, in December 2005, along with the purchase of the Bridgeport technical information in January 2006.

The provision for income taxes was $1.6 million and $3.3 million for the three and nine months ended September 30, 2006, compared to $0.8 million and $2.9 million for the three and nine months ended September 30, 2005.  The effective tax rate was 36.7% and 30.1% for the three and nine months ended September 30, 2006, compared to 38.0% and 30.0% for the same periods in 2005.

In December 2005, the Company acquired the remaining 49% minority interest in Hardinge Taiwan Precision Machinery Limited, which is treated as a consolidated subsidiary.  As a result of this transaction, there is no minority interest reduction to consolidated net income in 2006 compared to a reduction of $0.5 million and $1.6 million, respectively, for the three and nine months ended September 30, 2005.

The Company also announced that its Board of Directors approved a 67% increase in its quarterly cash dividend to $0.05 per share, up from $0.03 per share, on the Company’s common stock.  The dividend is payable on December 8, 2006 to stockholders of record as of December 1, 2006.

Mr. Ervin further stated, “We remain focused on generating worldwide growth opportunities and are confident in our ability to generate both top and bottom-line improvement in our operating performance.  The significant increase to our cash dividend reflects our improved operating results along with our confidence in the Company’s future prospects.”

The Company will host a conference call at 11:00 AM today to provide additional detail related to third quarter and year-to-date performance.  The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=36340.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 199635.  This telephone recording will be available throughout the fourth quarter, ending December 31, 2006.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol, “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except preferred and common share and per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash	$7,215	$6,552
Accounts receivable, net	67,509	67,559
Notes receivable, net	2,559	4,060
Inventories	132,176	117,036
Deferred income tax	783	744
Prepaid expenses	9,465	6,921
Total current assets	219,707	202,872

Property, plant and equipment:
Property, plant and equipment	175,161	170,961
Less accumulated depreciation	110,954	104,640
Net property, plant and equipment	64,207	66,321

Other assets:
Notes receivable	3,881	3,683
Deferred income taxes	450	455
Intangible pension asset	268	247
Other intangible assets	12,004	7,438
Goodwill	18,740	17,699
Other	3,467	1,561
	38,810	31,083

Total assets	$322,724	$300,276

	September 30,	December 31,
	2006	2005
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$30,326	$26,454
Notes payable to bank	6,514	3,803
Deferred purchase price of acquisitions	—	5,129
Accrued expenses	21,577	19,920
Accrued pension expense	1,155	2,375
Accrued income taxes	3,484	3,223
Deferred income taxes	2,670	2,592
Current portion of long-term debt	14,144	12,955
Total current liabilities	79,870	76,451

Other liabilities:
Long-term debt	58,050	50,356
Accrued pension expense	20,118	19,731
Deferred income taxes	2,913	2,646
Accrued postretirement benefits	5,677	5,985
Derivative financial instruments	803	1,709
Other liabilities	3,981	4,405
	91,542	84,832

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; but unissued at Sept. 30, 2006 and December 31, 2005.
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares — 9,919,992 at Sept. 30, 2006 and December 31, 2005	99	99
Additional paid-in capital	59,703	60,387
Retained earnings	111,138	104,219
Treasury shares — 1,087,298 at Sept. 30, 2006 and 1,063,287 shares at December 31, 2005.	(13,982)	(13,697)
Accumulated other comprehensive income	(5,646)	(11,029)
Deferred employee benefits	—	(986)
Total shareholders’ equity	151,312	138,993

Total liabilities and shareholders’ equity	$322,724	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$79,243	$69,845	$233,197	$211,420
Cost of sales	55,229	50,185	162,694	147,149
Gross profit	24,014	19,660	70,503	64,271

Selling, general and administrative expenses	18,257	16,442	55,797	52,032
Income from operations	5,757	3,218	14,706	12,239

Interest expense	1,425	1,148	3,882	3,009
Interest (income)	(33)	(102)	(213)	(393)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	4,365	2,172	11,037	9,623

Income taxes	1,604	826	3,322	2,890
Minority interest in (profit) of consolidated subsidiary		(536)		(1,604)
Net income	2,761	810	7,715	5,129

Retained earnings at beginning of period	108,642	102,064	104,219	98,277
Less dividends declared	265	266	796	798
Retained earnings at end of period	$111,138	$102,608	$111,138	$102,608

Per share data:

Basic earnings per share:	$0.31	$0.09	$0.88	$0.59
Weighted average number of common shares outstanding	8,771	8,761	8,767	8,759

Diluted earnings per share:	$0.31	$0.09	$0.88	$0.58
Weighted average number of common shares outstanding	8,806	8,810	8,800	8,811

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Operating activities
Net income	$7,715	$5,129
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,372	6,488
Provision for deferred income taxes	104	662
Minority interest	—	1,604
Unrealized intercompany foreign currency transaction impact	(1,276)	(85)
Changes in operating assets and liabilities:
Accounts receivable	487	(5,953)
Notes receivable	1,350	3,399
Inventories	(11,606)	(21,208)
Prepaids/other assets	(2,984)	(5,189)
Accounts payable	3,324	(368)
Accrued expenses	(1,365)	(1,911)
Accrued postretirement benefits	(308)	49
Net cash provided by (used in) operating activities	2,813	(17,383)

Investing activities
Capital expenditures	(2,715)	(4,137)
Purchase of Bridgeport kneemill technical information	(5,000)	—
Purchase of minority interest in Hardinge Taiwan	(110)	—
Purchase of U-Sung Co., Ltd.	(5,071)	—
Net cash (used in) investing activities	(12,896)	(4,137)

Financing activities
Increase (decrease) in short-term notes payable to bank	2,227	(388)
Increase in long-term debt	9,252	22,337
Net (purchases) sales of treasury stock	(83)	303
Dividends paid	(796)	(798)
Net cash provided by financing activities	10,600	21,454

Effect of exchange rate changes on cash	146	(232)
Net increase (decrease) in cash	663	(298)

Cash at beginning of period	6,552	4,189

Cash at end of period	$7,215	$3,891